Exhibit 10(l)(ii)

FIRST AMENDMENT
to the
HARSCO CORPORATION
Deferred Compensation Plan for Non-Employee Directors

WHEREAS, Harsco Corporation (the “Company”) has previously adopted the Deferred Compensation Plan for Non-Employee Directors (the “Plan”) pursuant to which eligible members of its Board of Directors may elect to defer receipt of all or any portion of the compensation payable to them for services rendered to the Company as Directors; and
WHEREAS, the Company has reserved the right to amend the Plan pursuant to Section 16 of the Plan; and
WHEREAS, the Company desires to amend the Plan to clarify the forms of compensation which may be deferred under the Plan; and
NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 2 of the Plan is revised in its entirety to read as follows:
2. Deferrable Compensation. A Non-Employee Director may elect to defer receipt of all, any part or none of the aggregate compensation payable by the Corporation for services rendered as a Director, including the annual base retainer, Committee Chairman annual retainer increment, attendance fees for board and committee meetings, grants under the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan, including but not limited to Restricted Stock Units (“RSUs”) and other fees for special services (in the aggregate, the “Director's Fees”).

2.	The first sentence of Section 3 of the Plan is revised in its entirety to read as follows:
3. Election To Defer. A Non-Employee Director who desires to defer receipt of all or a portion of his Director's Fees in any calendar year shall so notify the Corporation's Pension Committee in writing before the first day of the calendar year, specifying on a form supplied by the Committee (a) the dollar amount or percentage of the Director's Fees to be deferred, (b) the deferral period, (c) the form of payment, and (d) the notional investment direction.

3.	Section 5(a) of the Plan is revised in its entirety to read as follows:
(a) Accounts: At the time a Non-Employee Director elects to defer the receipt of compensation pursuant to Paragraph 3 above, he shall also direct the amount of the deferral to be notionally invested in an Interest-Bearing Account and the amount to be notionally invested in a Harsco Stock Account. Notwithstanding the foregoing, the deferral of a RSU shall automatically be notionally invested in a Harsco Stock Account once such RSUs have become vested. Pursuant to such investment direction, the deferral amounts shall be credited to the appropriate accounts as set forth below:

4.	Section 5(a)(ii) of the Plan is revised in its entirety to read as follows:
(ii) Harsco Stock Account: To the extent that a Non-Employee Director elects a notional investment in a Harsco Stock Account (or a RSU deferral is automatically notionally invested in a Harsco Stock Account), the Corporation shall credit a Harsco Stock Account established in his name with units (including fractions), the number of which shall be obtained by dividing the amount of the deferred Director's Fees or vested RSUs for that period to be so invested, by the Fair Market Value of the Corporation's common stock on the day immediately preceding the date such

Exhibit 10(l)(ii)

credit is to be made to the Account (i.e. February 14 for the February 15 credit date). This credit shall occur on a quarterly basis, as of each February 15, May 15, August 15 and November 15, for fees earned during the quarterly period ending on the day immediately preceding such crediting date.

5.	The first sentence of Section 5(c) of the Plan is revised in its entirety to read as follows:
Except with respect to the investment of a RSU deferral, a Non-Employee Director may transfer all or part of the amount in one account to the other account by irrevocable written notice to the Corporation's Pension Committee.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be duly executed this 26 day of April, 2016.